Exhibit 10.14

CREDIT AGREEMENT

          This Credit Agreement (the “Agreement”), dated as of October 25, 2002 (the “Effective Date”), is between City National Bank (“CNB”) and Digital Insight Corporation, a Delaware corporation (“Borrower”).

1.   DEFINITIONS.  As used in this Agreement, these terms have the following meanings:

          “Account” or “Accounts” mean any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance.

          “Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with, Borrower, and includes any employee stock ownership plan of Borrower or an Affiliate. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

          “Business Day” means a day that CNB’s Head Office, located at 400 North Roxbury Drive, Beverly Hills, CA, is open and conducts a substantial portion of its business.

          “Borrower’s Demand Deposit Account” shall mean account number 402-130296 with CNB.

          “Borrower’s Loan Account” means the statement of daily balances on the books of CNB in which will be recorded Revolving Credit Loans made by CNB to Borrower, payments made on such loans, and other appropriate debits and credits as provided by this Agreement.  CNB will provide a statement of account for Borrower’s Loan Account at least once each month on a date established by CNB, which statement will be accepted by and conclusively binding upon Borrower unless it notifies CNB in writing to the contrary, within thirty (30) days of receipt of such statement, or forty (40) days after sending of such statement if Borrower does not notify CNB of its non-receipt of the statement.  Statements regarding other credit extended to Borrower will be provided separately.

          “Code” means the California Uniform Commercial Code, except where the Uniform Commercial Code of another state governs the perfection of a security interest in Collateral located in that state.

          “Collateral” means the property, if any, securing the Obligations.

          “Commitment Fee” will be equal to 0.225%, calculated on a per annum basis based upon a 360 day year, of the average daily difference between the Revolving Credit Commitment and the sum of the Revolving Credit Loans and Letters of Credit outstanding.

          “Covenant Compliance Certificate” shall be in the form attached hereto as Exhibit A.

          “Current Assets” will be determined on a consolidated basis for Borrower and the Subsidiaries in accordance with GAAP excluding, however, loans to stockholders, management or employees, amounts due from Subsidiaries or Affiliates, deferred costs, and other intangible assets.

          “Current Liabilities” will be determined on a consolidated basis for Borrower and the Subsidiaries in accordance with GAAP and will include without limitation (a) all payments on

Subordinated Debt required to be made within one (1) year after the date on which the determination is made; (b) all indebtedness payable to stockholders, Affiliates, Subsidiaries or officers regardless of maturity, unless such indebtedness has been subordinated, on terms satisfactory to CNB, to the Obligations, and (c) excluding deferred revenues.

          “Debt” means, at any date, the aggregate amount of, without duplication, (a) all obligations of Borrower or any Subsidiary for borrowed money; (b) all obligations of Borrower or any Subsidiary evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of Borrower or any Subsidiary to pay the deferred purchase price of property or services; (d) all capitalized lease obligations of Borrower or any Subsidiary; (e) all obligations or liabilities of others secured by a lien on any asset of Borrower or any Subsidiary, whether or not such obligation or liability is assumed; (f) all obligations guaranteed by Borrower or any Subsidiary; (g) all obligations of Borrower or any Subsidiary, direct or indirect, for letters of credit; and (h) any other obligations or liabilities which are required by generally accepted accounting principles to be shown as debt on the balance sheet of Borrower or any Subsidiary.

          “Eurocurrency Reserve Requirement” means the aggregate (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks during the Interest Period under any regulations of the Board of Governors of the Federal Reserve System, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called “Eurocurrency Liabilities”, including Regulation D (12 CFR 204).

          “GAAP” means generally accepted accounting principles and practices, consistently applied.

          “Interest Period” means the period commencing on the date a LIBOR Loan is made (including the date a Prime Loan is converted to a LIBOR Loan, or a LIBOR Loan is renewed as a LIBOR Loan, which, in the latter case, will be the last day of the expiring Interest Period) and ending on the last day of the month occurring prior to or on the date which is one (1), two (2), three (3) or six (6), months thereafter, as selected by the Borrower; provided, however, no Interest Period may extend beyond the Termination Date.

          “Inventory” means goods held for sale or lease in the ordinary course of business, work in process and any and all raw materials used in connection with the foregoing.

          “Letters of Credit” means any Standby Letters of Credit issued under this Agreement.

          “LIBOR Base Rate” means the British Banker’s Association definition of the London InterBank Offered Rates as made available by Bloomberg LP, or such other information service available to CNB, for the applicable Interest Period for the LIBOR Loan selected by Borrower and as quoted by CNB on the Business Day Borrower requests a LIBOR Loan or on the last day of an expiring Interest Period.

          “LIBOR Interest Rate” means the rate per year (rounded upward to the next one-sixteenth (1/16th) of one percent (0.0625%), if necessary) determined by CNB to be the quotient of (a) the LIBOR Base Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the Interest Period; which is expressed by the following formula:

LIBOR Base Rate
1 - Eurocurrency Reserve Requirement

          “LIBOR Loan” means any Loan tied to the LIBOR Interest Rate.

          “Loan” or “Loans” means one or more of the Loans extended by CNB to Borrower under Section 2.

          “Loan Documents” means, individually and collectively, this Agreement, any Note, security or pledge agreement, financing statement and all other contracts, instruments, addenda and documents executed in connection with or related to the extension(s) of credit, and any Collateral therefor, which is the subject of this Agreement.

          “Note” means the Note referenced in Section 2.

          “Obligations” means all present and future liabilities and obligations of Borrower to CNB hereunder and all other liabilities and obligations of Borrower to CNB of every kind, now existing or hereafter owing, matured or unmatured, direct or indirect, absolute or contingent, joint or several, including any extensions and renewals thereof and substitutions therefor.

          “Operating Income” shall mean earnings, before interest paid and taxes, plus, to the extent deducted in computing net income, (i) extraordinary charges and merger related costs, (ii) amortization of merger related goodwill, (iii) merger related deferred compensation, and (iv) one time recognitions.

          “Person” means any individual or entity.

          “Potential Event of Default” means any condition that with the giving of notice or passage of time or both would, unless cured or waived, become an Event of Default.

          “Prime Rate” means the rate most recently announced by CNB at its principal office in Beverly Hills, California as its “Prime Rate.”  Any change in the interest rate resulting from a change in the Prime Rate will be effective on the day on which each change in the Prime Rate is announced by CNB.

          “Prime Loan” means any Loan tied to the Prime Rate.

          “Subordinated Debt” means Debt of Borrower or any Subsidiary, the repayment of which is subordinated to the Obligations on terms reasonably satisfactory to CNB.

          “Subsidiary” means any corporation, or other form of business entity, the majority of whose voting shares are at any time owned, directly or indirectly by Borrower and/or by one or more Subsidiaries.

          “Tangible Net Worth” means the total of all assets appearing on a balance sheet prepared in accordance with GAAP for Borrower and the Subsidiaries on a consolidated basis, minus (a) all intangible assets, including, without limitation, unamortized debt discount, Affiliate, employee and officer receivables or advances, goodwill, research and development costs, patents, trademarks, the excess of purchase price over underlying values of acquired companies, any covenants not to compete, deferred charges, copyrights, franchises and appraisal surplus; minus (b) all obligations which are required by GAAP to be reflected as a liability on the consolidated balance sheet of Borrower and the Subsidiaries; minus (c) the amount, if any, at which shares of stock of a non-wholly owned Subsidiary appear on the asset side of Borrower’s consolidated balance sheet, as determined in accordance with GAAP;  minus (d) minority interests; and minus (e) deferred income and reserves not otherwise reflected as a liability on the consolidated balance sheet of Borrower and the Subsidiaries.

          “Termination Date” shall be three hundred and sixty four (364) days after each condition set forth in Section 3.1 has been satisfied, but in no event later than October 31, 2003, unless the Revolving Credit Commitment is renewed for an additional term by CNB giving Borrower prior written notice of such renewal, in which event the Termination Date will mean the renewed maturity date of the Revolving Credit Commitment set forth in the notice.  Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to Section 8.3; the date of any such termination will become the Termination Date as that term is used in this Agreement.

2.   LOANS.

2.1     Facility No. 1:  Revolving Credit Loans.  CNB agrees to make loans (“Revolving Credit Loans”) to Borrower up to, but not including, the Termination Date, at Borrower’s request, up to the amount of Twenty Million Dollars ($20,000,000.00) (the “Revolving Credit Commitment”) outstanding at any time.  The Revolving Credit Loans may be repaid and reborrowed at any time up to the Termination Date; provided, however, that the aggregate unpaid principal amount of outstanding Revolving Credit Loans will at no time exceed the Revolving Credit Commitment less the amount of outstanding Letters of Credit issued under this Agreement. All Revolving Credit Loans will be paid by Borrower to CNB on the Termination Date.  The Revolving Credit Loans will be evidenced by a promissory note (“Revolving Credit Note”) in the form attached hereto as Exhibit B.

          2.1.1     Interest on Revolving Credit Loans.  Each Revolving Credit Loan will bear interest from disbursement until repaid or due (whether at stated maturity, by acceleration or otherwise) at a rate equal to, at Borrower’s option, either (a) for a LIBOR Revolving Loan, the LIBOR Interest Rate plus two percent (2%) per annum, for Revolving Credit Loans when, in the aggregate, Revolving Credit Loans total no more than $10,000,000.00, outstanding, and the LIBOR Interest Rate plus two and one quarter percent (2¼%) per annum, when, in the aggregate, Revolving Credit Loans total more than $10,000,000.00, outstanding, or (b) for a Prime Revolving Loan, the fluctuating Prime Rate per annum.

                       Interest on the Revolving Credit Loans will accrue daily and be payable (a) if a Prime Revolving Loan, monthly, in arrears, on the last day of each month, commencing on the first such date following disbursement; (b) if a LIBOR Revolving Loan, (i) at the same time as interest payments are due on Prime Revolving Loans, (ii) on the last day of each Interest Period, and (iii) upon any prepayment of any LIBOR Revolving Loan (to the extent accrued on the amount prepaid); (c) on the date a Prime Revolving Loan is converted to a LIBOR Revolving Loan; and (d) at the Termination Date.  A Revolving Credit Loan tied to the LIBOR Interest Rate is called a “LIBOR Revolving Loan,” and a Revolving Credit Loan tied to the Prime Rate is called a “Prime Revolving Loan.”  A Revolving Credit Loan will be a Prime Revolving Loan any time it is not a LIBOR Revolving Loan.

          2.1.2     Procedure for Revolving Credit Loans.  Each Revolving Credit Loan may be made by CNB at the oral or written request of anyone who is authorized in writing by Borrower to request Revolving Credit Loans until written notice of the revocation of such authority is received by CNB.

2.2     Facility No. 2:  Letter of Credit Facility.  CNB will, at the request of Borrower, at any time up to, but not including, the Termination Date, issue Letters of Credit for the account of Borrower.  The aggregate face amount of outstanding Letters of Credit will not at any time exceed the lesser of (a) $1,500,000.00 (the “Letter of Credit Commitment”) or (b)  the Revolving Credit Commitment less Revolving Credit Loans outstanding on the date of the request.

          2.2.1     Issuance of Letters of Credit.  Standby Letters of Credit will be issued in accordance with an Irrevocable Standby Letter of Credit Application and Letter of Credit Agreement submitted by

Borrower and incorporated herein by this reference, subject to the terms of this Agreement in the event of any conflict herewith.  All Letters of Credit will be issued on normal documentation used by CNB from time to time in accordance with the Uniform Customs and Practices for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500 or the International Standby Practices 1998, whichever is applicable.  Unless CNB otherwise agrees in writing, no Letters of Credit may expire after the Termination Date.  A Letter of Credit Fee of two percent (2%) per annum shall be due for each Letter of credit issued hereunder; provided, however, in the event the reimbursement obligation for a Letter of Credit is secured by cash or marketable securities in the custody of CNB, such fee shall be one and one half percent (1½%) per annum.  Otherwise, standard CNB fees and charges will apply to the issuance of Letters of Credit.

          2.2.2     Reimbursement for Funding Letter of Credit.  Any drawing under a Letter of Credit will be deemed to be an irrevocable request for a Revolving Credit Loan under this Agreement.  Borrower’s obligation to reimburse CNB may also be satisfied by immediately charging Borrower’s demand deposit account if requested by Borrower, and if sufficient clear and collected funds are on deposit.  CNB’s obligation under this subsection to make a Revolving Credit Loan will exist irrespective of the existence of any Potential Event of Default or Event of Default.  Any obligations for Letters of Credit not paid when due (and not constituting Revolving Credit Loans) will bear interest from such time until repaid at a fluctuating rate equal to the Prime Rate, from time to time in effect, plus three percent (3.0%) per annum.

          2.2.3     Existing Letter of Credit.  Existing Letter of Credit Number 000316.OD.1035 shall be deemed to be a Letter of Credit issued under this Agreement.

2.3     LIBOR Loan Terms and Conditions

          2.3.1     Procedure for LIBOR Loans.  Borrower may request that a Loan be a LIBOR Loan, if herein allowed (including conversion of a Prime Loan to a LIBOR Loan, or continuation of a LIBOR Loan as a LIBOR Loan upon the expiration of the Interest Period).  Borrower’s request will be irrevocable, will be made to CNB, verbally or in writing, no earlier than two (2) Business Days before and no later than 1:00 p.m. Pacific Time on the date the LIBOR Loan is to be made, and will specify the Interest Period, the amount of the LIBOR Loan, and such other information as CNB requests.  If Borrower fails to select a LIBOR Loan in accordance herewith, the Loan will be a Prime Loan, and any LIBOR Loan will be deemed a Prime Loan upon expiration of the Interest Period unless such Loan has been properly continued as a LIBOR Loan.

          2.3.2     Availability of LIBOR Loans.  Notwithstanding anything herein to the contrary, each LIBOR Loan must be in the minimum amount of $500,000.00 and increments of $100,000.00.  Borrower may not have more than five (5) LIBOR Revolving Loans outstanding at any one time under the Revolving Credit Commitment.  Borrower may have Prime Loans and LIBOR Loans outstanding simultaneously.

          2.3.3     Prepayment of Principal.  Borrower may not make a partial principal prepayment on a LIBOR Loan.  Borrower may prepay the full outstanding principal balance on a LIBOR Loan prior to the end of the Interest Period, provided, however, that such prepayment is accompanied by a fee (“LIBOR Prepayment Fee”) equal to the amount, if any, by which (a)  the additional interest which would have been earned by CNB had the LIBOR Loan not been prepaid exceeds (b) the interest which would have been recoverable by CNB by placing the amount of the LIBOR Loan principal on deposit in the LIBOR market for a period starting on the date on which it was prepaid and ending on the last day of the applicable Interest Period.  CNB’s calculation of the LIBOR Prepayment Fee will be conclusive absent error.

          2.3.4     Suspension of LIBOR Loans.  In the event CNB, on any Business Day, is unable to determine the LIBOR Base Rate applicable for a new, continued, or converted LIBOR Loan for any reason, or any law, regulation, or governmental order, rule or determination, makes it unlawful for CNB to make a LIBOR Loan, Borrower’s right to select LIBOR Loans will be suspended until CNB is again able to determine the LIBOR Base Rate or make LIBOR Loans, as the case may be.  During such suspension, new Loans, outstanding Prime Loans and LIBOR Loans whose Interest Periods terminate may only be Prime Loans.

2.4     Loans and Payments.  All payments will be in United States Dollars and in immediately available funds.  Interest will be computed on the basis of a 360 day year, actual days elapsed.  All payments of principal, interest, fees and other charges on the Loans will be made by charging, and Borrower hereby authorizes CNB to charge, Borrower’s demand deposit account at CNB for the amount of each such payment.  Borrower must have sufficient collected balances in its demand deposit account with CNB in order that each such payment will be available when due.  CNB is authorized to note the date, amount and interest rate of each Loan and each payment of principal and interest on CNB’s books and records, which notations will constitute presumptive evidence of the accuracy of the information noted.  Any Loan will be conclusively presumed to have been made to or for the benefit of Borrower when CNB, in its sole discretion, believes that the request therefor has been made by authorized persons (whether in fact that is the case), or when the Loan is deposited to the credit of Borrower’s account with CNB, regardless of whether any Person other than Borrower may have authority to draw against such account.

2.5     Default Interest Rate.  From and after written notice by CNB to Borrower of the occurrence of an Event of Default (and without constituting a waiver of such Event of Default), the Loans (and interest thereon to the extent permitted by law) will bear additional interest at a fluctuating rate equal to three percent (3.0%) per annum higher than the interest rate stated in Section 2.1.1 until the Event of Default has been cured or waived; provided, however, for purposes of this Section, a LIBOR Loan will be treated as a Prime Loan upon the termination of the Interest Period.  All interest provided for in this Section will be compounded monthly and payable on demand.

2.6     Up-Front Fee.  Borrower will pay CNB a non-refundable fee (“Up-Front Fee”) equal to $20,000.00, due and payable in full upon execution of this Agreement.

2.7 Commitment Fee.  Borrower will pay the Commitment Fee on the last day of each calendar quarter; such fee will be non-refundable and fully earned when paid.  Borrower hereby authorizes CNB to charge Borrower’s Demand Deposit Account or Borrower’s Loan Account for the amount of such fee.

3.  CONDITIONS PRECEDENT.

3.1     Extension of Credit.  The obligation of CNB to make the initial Loan or other extension of credit hereunder is subject to CNB’s receipt of each of the following, in form and substance satisfactory to CNB, and duly executed as required by CNB:

          3.1.1     All Loan Documents required by CNB, including but not limited to such documents necessary to perfect CNB’s first priority security interest in the Collateral, and evidence of such perfection;

          3.1.2     Evidence that any insurance required by this Agreement or any other Loan Document is in effect;

          3.1.3     Where Borrower or any party signing a Loan Document is a business entity, such authorization documents as CNB may require, in form and substance satisfactory to CNB;

          3.1.4     The Up-Front Fee set forth in Section 2.6; and

          3.1.5     All other documents and legal matters in connection with the transactions described in this Agreement will be satisfactory in form and substance to CNB.

3.2     Conditions to Each Extension of All Loans.  The obligation of CNB to make any Loan or other extension of credit hereunder will be subject to the fulfillment of each of the following conditions to CNB’s satisfaction:

          3.2.1     If a Standby Letter of Credit is to be issued, CNB will have received an Irrevocable Standby Letter of Credit Application and Letter of Credit Agreement, duly executed and delivered by Borrower, in the form customarily used by CNB;

          3.2.2     The representations and warranties of Borrower set forth in Section 4 of this Agreement and in all other Loan Documents will be true and correct in all material respects on the date of the making of each Loan or other extension of credit with the same effect as though such representations and warranties had been made on and as of such date;

          3.2.3     There will be no Event of Default or Potential Event of Default under this Agreement or any of the Loan Documents; and

          3.2.4     All other documents and legal matters in connection with the transactions described in this Agreement will be satisfactory in form and substance to CNB.

4.  REPRESENTATIONS AND WARRANTIES.  Borrower represents and warrants (and each request for a Loan or other extension of credit will be deemed a representation and warranty made on the date of such request) that:

4.1     Corporate Existence, Power and Authorization.  Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization, and is duly qualified to conduct business in each jurisdiction in which its business is conducted.  The execution, delivery and performance of all Loan Documents executed by Borrower are within Borrower’s powers and have been duly authorized by the Board of Directors of Borrower and do not require any consent or approval of the stockholders of Borrower, or such consent or approval has been obtained.

4.2     Binding Agreement.  The Loan Documents constitute the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their terms, subject to Bankruptcy or other similar laws relating to creditor’s rights generally.

4.3     Other Agreements.  The execution and performance of the Loan Documents will not violate any provision of law or regulation (including, without limitation, Regulations X and U, binding on Borrower, of the Federal Reserve Board) or any order of any governmental authority, court, or arbitration board binding on Borrower or the Articles of Incorporation or Bylaws of Borrower, or result in the breach of, constitute a default under, contravene any provisions of, or result in the creation of any security interest, lien, charge or encumbrance upon any of the assets of Borrower pursuant to any indenture or agreement to which Borrower or any of its properties is bound, except liens and security interests in favor of CNB.

4.4     Litigation.  There is no litigation, tax claim, investigation or proceeding pending, threatened against or affecting Borrower, or any Subsidiary or any of their respective properties which, if adversely determined, would have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower and its Subsidiaries taken as a whole.

4.5     Financial Condition.  Borrower’s most recent financial statements, copies of which have been delivered to CNB, have been prepared in accordance with GAAP and are true, complete and correct and fairly present the financial condition of Borrower and the Subsidiaries, including operating results, as of the accounting period referenced therein.  There has been no material adverse change in the financial condition or business of Borrower or any Subsidiary since the date of such financial statements.  Neither Borrower nor any Subsidiary has any material liabilities for taxes or long-term leases or commitments, except as disclosed in the financial statements.

4.6     No Violations.  Borrower is not, nor is any Subsidiary, in violation of any law, ordinance, rule or regulation to which it or any of its properties is subject, the violation of which could reasonably be expected to have a material adverse effect on Borrower and its subsidiaries as a whole.

4.7     Use of Proceeds.  Borrower will use the proceeds of the Revolving Credit Loans solely for working capital purposes and to repay outstanding term loan evidenced by Note No. 37167.

4.8     ERISA.  Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).  No Reportable Event (as defined in ERISA and the regulations issued thereunder [other than a “Reportable Event” not subject to the provision for thirty (30) day notice to the Pension Benefit Guaranty Corporation (“PBGC”) under such regulations]) has occurred with respect to any benefit plan of Borrower nor are there any unfunded vested liabilities under any benefit plan of Borrower.  Borrower has met its minimum funding requirements under ERISA with respect to each of its plans and has not incurred any material liability to the PBGC in connection with any such plan.

4.9     Consents.  No consent, license, permit, or authorization of, exemption by, notice to, report to, or registration, filing or declaration with, any governmental authority or agency is required in connection with the execution and performance by Borrower of the Loan Documents or the transactions contemplated hereunder.

4.10   Regulation U.  Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Federal Reserve Board).  No part of the proceeds of the Loans will be used by Borrower to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying such margin stock.

4.11   Environmental Matters.

          4.11.1     The operations of Borrower and each Subsidiary comply in all material respects with all applicable federal, state and local environmental, health and safety statutes, regulations and ordinances, and fully comply with all terms of all required permits and licenses;

          4.11.2     Borrower and each Subsidiary have received no notices of any threatened or pending governmental or private civil, criminal or administrative proceeding regarding any environmental or health and safety statute, regulation or ordinance and have not been subject to any federal, state or local investigations, inspections or orders regarding any environmental or health and safety statute, regulation or ordinance;

          4.11.3     Neither Borrower nor any Subsidiary knows of any facts or conditions which may exist which may subject Borrower or any Subsidiary to liability or contingent liability, and neither Borrower nor any Subsidiary is presently liable, or contingently liable for any removal, remedial, response or other costs or damages in connection with any release into the environment of toxic or hazardous substances or waste included on any federal, state or local hazardous chemical or substance lists under any federal, state or local statute, regulation or ordinance.

          4.11.4     Borrower will, at all times, defend and indemnify and hold CNB (which for purposes of this Section 4.11 and Section 9.8 includes CNB’s parent company and subsidiaries and all of their respective shareholders, directors, officers, employees, agents, representatives, successors, attorneys, and assigns) harmless from and against any liabilities, claims, demands, causes of action, losses, damages, expenses (including without limitation reasonable attorneys’ fees, [which attorneys may be employees of CNB, or may be outside counsel]) costs, settlements, judgments or recoveries directly or indirectly arising out of or attributable to the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal, or presence of a hazardous substance on, under or about Borrower’s property or operations or property leased to or used by Borrower.  For these purposes, the term “hazardous substances” means any substance which is or becomes designated as “hazardous” or “toxic” under any Federal, state, or local law.  Any obligation or liability of Borrower to CNB under this Section will survive the expiration or termination of this Agreement and the repayment of all Loans and the payment or performance of all other Obligations of Borrower to CNB.

5.   AFFIRMATIVE COVENANTS.  Borrower agrees that until payment in full of all Obligations, Borrower will comply with the following covenants:

5.1     Books and Records.  Borrower will maintain, in accordance with sound accounting practices, accurate records and books of account showing, among other things, all Inventory and Accounts, the proceeds of the sale or other disposition thereof and the collections therefrom.  Borrower will not change the accounting method used to determine Borrower’s Inventory cost without notification to CNB.  CNB may, at any reasonable time, inspect, audit, and make extracts from, or copies of, all books, records and other data, inspect any of Borrower’s properties and, after the occurrence of a Potential Event of Default or an Event of Default, confirm balances due on Accounts by direct inquiry to Account Debtors (defined as those Persons obligated on the Accounts).  Borrower will furnish CNB with all information reasonably requested by CNB, regarding the business or finances of Borrower promptly upon CNB’s request.

5.2     Financial Statements.  Borrower will furnish to CNB on a continuing basis:

          5.2.1     Within sixty (60) days after the end of each quarterly accounting period of each fiscal year, a copy of Borrower’s Form 10-Q, or in lieu thereof, a financial statement consisting of not less than a balance sheet, and income statement, reconciliation of net worth and statement of cash flows, with notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, which financial statement may be internally prepared;

          5.2.2     Within one hundred twenty (120) days after the close of each fiscal year, a copy of Borrower’s Form 10-K, or in lieu thereof, a copy of the annual audit report for such year for Borrower and the Subsidiaries including therein a balance sheet, income statement, reconciliation of net worth and statement of cash flows, with notes thereto, the balance sheet, income statement and statement of cash flows to be audited by a certified public accountant acceptable to CNB (provided, however, CNB approved Borrower’s accountant employed at the Effective Date), and certified by such accountants to have been prepared in accordance with generally accepted accounting principles consistently applied and accompanied by Borrower’s certification as to whether any event has occurred which constitutes an Event of Default, and if so, stating the facts with respect thereto;

          5.2.3     Prior to the consummation of an acquisition, a proforma statement as to Borrower’s compliance with the financial covenants set forth in Section 5.9, below, where such acquisition, when added to other acquisitions during the calendar year, is valued at more than Twenty Million Dollars ($20,000,000.00) on a cash purchase basis;

          5.2.4     Within sixty (60) days of the end of each fiscal quarter, a Covenant Compliance Certificate.

          5.2.5     Within ten (10) days after filing, a copy of the Federal Income Tax Return of Borrower; and

          5.2.6     Such additional information, reports and/or statements as CNB may, from time to time, reasonably request.

5.3     Taxes and Premiums.  Borrower will, and will cause each Subsidiary to, pay and discharge all taxes, assessments, governmental charges and real and personal property taxes, including, but not limited to, federal and state income taxes, employee withholding taxes and payroll taxes, and all premiums for insurance required under this Agreement, prior to the date upon which penalties are attached thereto.

5.4     Insurance.

          5.4.1     Borrower will, and will cause each Subsidiary to, provide and maintain the insurance required under the Loan Documents;

          5.4.2     In addition to the insurance required above, Borrower will, and will cause each Subsidiary to, maintain insurance of the types and in amounts customarily carried in its lines of business, including, but not limited to, fire, public liability, property damage, business interruption and extra expense and worker’s compensation, such insurance to be carried with companies and in amounts reasonably satisfactory to CNB (CNB having reviewed and approved the insurance coverage and carriers of the Borrower as of the Effective Date), and will deliver to CNB from time to time, upon CNB’s request, schedules setting forth all insurance then in effect; and

5.5     Notice.  Borrower will promptly advise CNB in writing of (a) the opening of any new, or the closing of any existing, places of business, each location at which Inventory or Equipment is or will be kept, and any change to Borrower’s name, trade name or other name under which it does business or of any such new or additional name; (b) the occurrence of any Event of Default or Potential Event of Default; (c) any litigation pending or threatened against Borrower or any Subsidiary where the amount or amounts in controversy exceed $5,000,000.00; (d) any unpaid taxes of Borrower or any Subsidiary, which are more than fifteen (15) days delinquent unless the same are being contested in good faith by appropriate proceedings; and (e) any other matter that might materially or adversely affect Borrower’s or any Subsidiary’s financial condition, property or business.

5.6     Fair Labor Standards Act.  Borrower will, and will cause each Subsidiary to, comply with the requirements of, and all regulations promulgated under, the Fair Labor Standards Act of 1938 (29 U.S.C. Code § 201 et seq.).

5.7     Corporate Existence.  Except as permitted under Section 6.8, Borrower will, and will cause each Subsidiary to, maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal course of its business.

5.8     Compliance with Law.  Borrower will, and will cause each Subsidiary to, comply with all requirements of all applicable laws, rules, regulations, orders of any governmental agency and all material agreements to which they are a party, the non-compliance of which could reasonably be expected to result in a material adverse change.

5.9    Financial Tests.  Borrower will maintain:

          5.9.1     Tangible Net Worth of not less than $60,000,000.00 at all times;

          5.9.2     Quarterly Operating Income of greater than Zero;

          5.9.3     A ratio of Current Assets to Current Liabilities of not less than 1.50 to 1 at all times;

6.   NEGATIVE COVENANTS.  Borrower agrees that until payment in full of all Obligations, Borrower will not, nor will it permit any Subsidiary to, do any of the following, without CNB’s prior written consent:

6.1     Borrowing.  Create, incur, assume or permit to exist any Debt, except Debt to CNB and trade Debt incurred in the ordinary course of business.

6.2     Sale of Assets.  Sell, lease or otherwise dispose of any of Borrower’s or any Subsidiary’s assets, other than in the ordinary course of business, apart from sales of assets in an amount not to exceed $10,000,000.00 in any calendar year.

6.3     Loans.  Make loans or advances to any Person except credit extended to employees or to customers in the ordinary course of its business.

6.4     Contingent Liabilities.  Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for the obligation of any Person including Borrower, a Subsidiary, or Affiliate, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (b) contingent liabilities in favor of CNB.

6.5     Mortgages, Liens, etc.  Mortgage, pledge, hypothecate, grant or contract to grant any security interest of any kind in any property or assets, to anyone except CNB, other than existing liens and purchase money liens.

6.6    Involuntary Liens.  Permit any involuntary liens to arise with respect to any property or assets including but not limited to those arising from the levy of a writ of attachment or execution, or the levy of any state or federal tax lien which lien will not be removed within a period of thirty (30) days.

6.7     Sale and Leaseback.  Enter into any sale-leaseback transaction.

6.8     Mergers and Acquisitions.  Enter into any merger or consolidation, or acquire all or substantially all the assets of any Person, except (a) a Subsidiary may be merged into or consolidated with another Subsidiary or with Borrower, (b) cash acquisitions not exceeding $20,000,000.00 in the aggregate during any calendar year; and (c) acquisitions during any calendar year where prior to such acquisition, Borrower supplies the information set forth in Section 5.2.3, demonstrating that such acquisition will not result in a Potential Event of Default or Event of Default..

6.9     Capital Expenditures.  Make or be committed to make, directly or indirectly, expenditures for capital assets (including any capitalized lease expenditure) amounting, in the aggregate for Borrower and all Subsidiaries in any one fiscal year, to more than $20,000,000.00.

6.10   Redemptions, Dividends and Distributions.  Redeem or repurchase stock or partnership interests, declare or pay any dividends or make any other distribution, whether of capital, income or otherwise, and whether in cash or other property, except that any Subsidiary may declare and pay distributions to Borrower.

6.11   Event of Default.  Permit a default to occur under any document or instrument evidencing Debt in an amount in excess of $500,000.00 incurred under any indenture, agreement or other instrument under which such Debt may be issued, or any event to occur under any of the foregoing which would permit any holder of the Debt outstanding thereunder to declare the same due and payable before its stated maturity, whether or not such acceleration occurs or such default be waived.

7.   SECURITY AGREEMENT.

          7.1     Grant of Security Interest.  To secure all Obligations hereunder as well as all other Obligations to CNB, Borrower hereby grants and transfers to CNB a continuing security interest in the following property whether now owned or hereafter acquired:

                    7.1.1     All of Borrower’s Inventory;

                    7.1.2     All of Borrower’s Accounts;

                    7.1.3     All of Borrower’s general intangibles as that term is defined in the Code;

                    7.1.4     All of Borrower’s equipment, as that term is defined in the Code;

                    7.1.5     All of Borrower’s interest in any patents (now existing or pending), copyrights, trade names, trademarks and service marks useful to the operation of Borrower’s business;

                    7.1.6     All notes, drafts, acceptances, instruments, documents of title, policies and certificates of insurance, chattel paper, guaranties and securities now or hereafter received by Borrower or in which Borrower has or acquires an interest;

                    7.1.7     All cash and noncash proceeds of the foregoing property, including, without limitation, proceeds of policies of fire, credit or other insurance;

                    7.1.8     All of Borrower’s books and records pertaining to any of the Collateral described in this Section 7.1; and

                    7.1.9     Any other Collateral which CNB and Borrower may designate as additional security from time to time by separate instruments.

          7.2     Notification of Account Debtors.  CNB will have the right to notify any Account Debtor to make payments directly to CNB, take control of the cash and noncash proceeds of any Account, and settle any Account, which right CNB may exercise at any time a Potential Event of Default or an Event of Default has occurred  and whether Borrower was theretofore making collections thereon.  Until CNB elects to exercise such right, Borrower is authorized on behalf of CNB to collect and enforce the Accounts.  Immediately upon CNB’s request, Borrower will deliver to CNB for application in accord with this Agreement, all checks, drafts, cash and other remittances in payment or on account of payment of its Accounts on the banking day following the receipt thereof, and in precisely the form received, except for the endorsement of Borrower where necessary to permit collection of the items, which endorsement Borrower hereby agrees to make.  Pending such delivery, Borrower will not commingle any such checks, cash, drafts and other remittances with any of its other funds or property, but will hold them separate and apart therefrom expressly in trust for CNB.  All such remittances will be accompanied by such statements and reports of collections and adjustments as CNB may specify.

          7.3     Attorney-In-Fact.  Upon the occurrence of a Potential Event of Default or an Event of Default, CNB or any of its officers is hereby irrevocably made the true and lawful attorney for Borrower with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of moneys which are payable to Borrower and constitute collections on Accounts; (b) execute in the name of Borrower any schedules, assignments, instruments, documents and statements which Borrower is obligated to give CNB hereunder; (c) receive, open and dispose of all mail addressed to Borrower; (d) notify the Post Office authorities to change the address for delivery of mail addressed to Borrower to such address as CNB will designate; and (e) do such other acts in the name of Borrower which CNB may deem necessary or desirable to enforce any Account or other Collateral.  The powers granted CNB hereunder are solely to protect its interests in the Collateral and will not impose any duty upon CNB to exercise any such powers.

8.   EVENTS OF DEFAULT.

8.1     Events of Default.  The occurrence of any of the following will constitute an Event of Default:

          8.1.1     Borrower fails to pay when due any installment of principal or interest or any other amount payable under the Loan Documents;

          8.1.2     Any Person, or any Subsidiary of any Person, which is a party to any Loan Document fails to perform or observe any of the terms, provisions, covenants, conditions, agreements or obligations contained in the Loan Documents;

          8.1.3     The entry of an order for relief or the filing of an involuntary petition with respect to Borrower or any Subsidiary under the United States Bankruptcy Code, the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower or any Subsidiary, or Borrower or any Subsidiary makes a general assignment for the benefit of creditors;

          8.1.4     Any financial statement, representation or warranty made or furnished by Borrower or any Subsidiary in connection with the Loan Documents proves to be in any material respect incorrect; except for the restatement of financial results for previous periods included in Borrower’s financial statements delivered hereunder, which restatement is caused by new accounting rules issued by AICPA, FASB or other regulatory body governing accounting rules and requires the restatement of past financial results;

          8.1.5     CNB’s security interest in or lien on any portion of any Collateral in excess of $25,000.00 becomes impaired or otherwise unenforceable;

          8.1.6     Any Person obtains an order or decree in any court of competent jurisdiction enjoining or prohibiting Borrower or CNB or either of them from performing this Agreement, and such proceedings are not dismissed or such decree is not vacated within ten (10) days after the granting thereof;

          8.1.7     Borrower or any Subsidiary neglects, fails or refuses to keep in full force and effect any governmental permit or approval which is necessary to the operation of its business, which, in the case of a Subsidiary, would have a material adverse effect on Borrower and its Subsidiaries as a whole;

          8.1.8     All or substantially all of the property of Borrower or any Subsidiary is condemned, seized or otherwise appropriated, which would have a material adverse effect on Borrower and its Subsidiaries as a whole;

          8.1.9     The occurrence of (a) a Reportable Event as defined in ERISA which CNB determines in good faith constitutes grounds for the institution of proceedings to terminate any pension plan by the PBGC, (b) an appointment of a trustee to administer any pension plan of Borrower, or (c) any other event or condition which might constitute grounds under ERISA for the involuntary termination of any pension plan of Borrower, where such event set forth in (a), (b) or (c) results in a significant monetary liability to Borrower; or

          8.1.10    The Termination Date is reached and not extended.

8.2     Notice of Default and Cure of Potential Events of Default.  Except with respect to the Events of Default specified in Sections 8.1.1, 8.1.3, or 8.1.5, above, and subject to the provisions of Section 8.4, CNB will give Borrower at least ten (10) days’ written notice of any event which constitutes or, with the lapse of time would become an Event of Default, during which time Borrower will be entitled to cure same.  During such cure period, only a Potential Event of Default and not an Event of Default shall be deemed to have occurred.

8.3     CNB’s Remedies.  Upon the occurrence of an Event of Default, at the sole and exclusive option of CNB, and upon written notice to Borrower, CNB may (a) declare the principal of and accrued interest on the Loans, and all other Obligations immediately due and payable in full, whereupon the same will immediately become due and payable; (b) terminate this Agreement as to any future liability or obligation of CNB, but without affecting CNB’s rights and security interest in the Collateral and without affecting the Obligations owing by Borrower to CNB; and/or (c) exercise its rights and remedies under the Loan Documents and all rights and remedies of a secured party under the Code and other applicable laws with respect to all of the Collateral.

8.4     Additional Remedies.  Notwithstanding any other provision of this Agreement, upon the occurrence of any event, action or inaction by Borrower, or if any action or inaction is threatened which CNB reasonably believes will materially affect the value of the Collateral, CNB may take such legal actions as it deems necessary to protect the Collateral, including but not limited to, seeking injunctive relief and the appointment of a receiver, whether or not an Event of Default or Potential Event of Default has occurred under this Agreement.

9.   MISCELLANEOUS.

9.1     Reimbursement of Costs and Expenses.  Borrower will reimburse CNB for all reasonable costs and expenses relating to this Agreement including, but not limited to, filing, recording or search fees, audit or verification fees, appraisals of the Collateral and other out-of-pocket expenses, and reasonable attorneys’ fees and expenses expended or incurred by CNB (or allocable to CNB’s in-house counsel) in documenting or administering the Loan Documents or collecting any sum which becomes due CNB under the Loan Documents, irrespective of whether suit is filed, or in the protection, perfection, preservation or enforcement of any and all rights of CNB in connection with the Loan Documents, including, without limitation, the fees and costs incurred in any out-of-court work-out or a bankruptcy or reorganization proceeding.  All amounts due under this Section 9.1 will bear interest at the highest rate provided for any of the Loans exclusive of LIBOR Loans extended under Section 2 above, from the date of expenditure (or allocation), and if not paid within ten (10) days of CNB’s demand therefor (and without constituting a waiver of an Event of Default), at a rate of three percent (3%) per year higher than such interest rate until such amount (and interest thereon, to the extent permitted by law), is paid in full.

9.2     Dispute Resolution.

          9.2.1     Mandatory Arbitration.  At the request of CNB or Borrower, any dispute, claim or controversy of any kind (whether in contract or tort, statutory or common law, legal or equitable) now existing or hereafter arising between CNB and Borrower and in any way arising out of, pertaining to or in connection with: (a) this Agreement, and/or any renewals, extensions, or amendments thereto; (b) any of the Loan Documents; (c) any violation of this Agreement or the Loan Documents; (d) all past, present and future loans; (e) any incidents, omissions, acts, practices or occurrences arising out of or related to this Agreement or the Loan Documents causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (f) any aspect of the past, present or future relationships of the parties, will be resolved through final and binding arbitration conducted at a location determined by the arbitrator in Los Angeles, California, and administered by the American Arbitration Association (“AAA”) in accordance with the California Arbitration Act (Title 9, California Code of Civil Procedure Section 1280 et. seq.) and the then existing Commercial Rules of the AAA.  Judgment upon any award rendered by the arbitrator(s) may be entered in any state or federal courts having jurisdiction thereof.

          9.2.2     Judicial Reference.  At the request of any party, a controversy or claim, described in Section 9.2.1, which is not submitted to arbitration as provided and limited in subsection 9.2.1 will be determined by a reference in accordance with California Code of Civil Procedure Sections 638 et. seq.  If such an election is made, the parties will designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings.  The presiding referee of the panel, or the referee if there is a single referee, will be an active attorney or retired judge.  Judgment upon the award rendered by such referee or referees will be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

          9.2.3     Provisional Remedies, Self Help and Foreclosure.  No provision of this Agreement will limit the right of any party to: (a) exercise any rights or remedies as a secured party against any personal property collateral pursuant to the terms of a security agreement or pledge agreement, or applicable law, (b) exercise self help remedies such as setoff, or (c) obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration or referral.  The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies, or exercise of self help remedies will not constitute a waiver of the right of any party, including the plaintiff, to submit any dispute to arbitration or judicial reference.

          9.2.4     Powers and Qualifications of Arbitrators.  The arbitrator(s) will give effect to statutes of limitation, waiver and estoppel and other affirmative defenses in determining any claim.  Any controversy concerning whether an issue is arbitratable will be determined by the arbitrator(s).  The laws of the State of California will govern.  The arbitration award may include equitable and declaratory relief.  All arbitrator(s) selected will be required to be a practicing attorney or retired judge licensed to practice law in the State of California and will be required to be experienced and knowledgeable in the substantive laws applicable to the subject matter of the controversy or claim at issue.

          9.2.5     Discovery.  The provisions of California Code of Civil Procedure Section 1283.05 or its successor section(s) are incorporated herein and made a part of this Agreement.  Depositions may be taken and discovery may be obtained in any arbitration under this Agreement in accordance with said section(s).

          9.2.6     Miscellaneous.  The arbitrator(s) will determine which is the prevailing party and will include in the award that party’s reasonable attorneys’ fees and costs (including allocated costs of in-house legal counsel).  Each party agrees to keep all controversies and claims and the arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation.

9.3     Cumulative Rights and No Waiver.  All rights and remedies granted to CNB under the Loan Documents are cumulative and no one such right or remedy is exclusive of any other.  No failure or delay on the part of CNB in exercising any power, right or remedy under any Loan Document will operate as a waiver thereof, and no single or partial exercise or waiver by CNB of any such power, right or remedy will preclude any further exercise thereof or the exercise of any other power, right or remedy.

9.4     Applicable Law.  This Agreement will be governed by California law.

9.5     Lien and Right of Setoff.  Borrower grants to CNB a continuing lien for all Obligations of Borrower to CNB upon any and all moneys, securities and other property of Borrower and the proceeds thereof, now or hereafter held or received by or in transit to CNB from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower with, and any and all claims of Borrower against CNB at any time existing.  Upon the occurrence of any Event of Default, CNB is authorized at any time and from time to time, without notice to Borrower or any other Person, to setoff, as appropriate, and apply any or all items hereinabove referred to against all Obligations of Borrower whether under this Agreement or otherwise, and whether now existing or hereafter arising.

9.6     Notices.  Any notice required under any Loan Document will be given in writing and will be deemed to have been given when personally delivered or when sent by the U.S. mail, postage prepaid, certified, return receipt requested, to the address listed at the end of this Agreement or such other address which a party may provide to the other.

9.7     Counterparts.  This Agreement may be signed in any number of counterparts which, when taken together, will constitute but one agreement.

9.8     Indemnification.  Borrower will, at all times, defend and indemnify and hold CNB harmless from and against any and all liabilities, claims, demands, causes of action, losses, damages, expenses (including without limitation reasonable attorneys’ fees, [which attorneys may be employees of CNB, or may be outside counsel]) costs, settlements, judgments or recoveries arising out of or resulting from (a) any breach of the representations, warranties, agreements or covenants made by Borrower herein; (b) any suit or proceeding of any kind or nature whatsoever against CNB arising from or connected with the transactions contemplated by the Loan Documents or any of the rights and properties assigned to CNB hereunder; and/or (c) any suit or proceeding that CNB may deem reasonably necessary or advisable to institute, in the name of CNB, Borrower or both, against any other Person, for any reason whatsoever to protect the rights of CNB hereunder or under any of the documents, instruments or agreements executed or to be executed pursuant hereto, including attorneys’ fees and court costs and all other costs and expenses incurred by CNB (or allocable to CNB’s in-house counsel), all of which will be charged to and paid by Borrower and will be secured by the Collateral.  Any obligation or liability of Borrower to CNB under this Section will survive the expiration or termination of this Agreement and the repayment of all Loans and the payment or performance of all other Obligations of Borrower to CNB.

          9.9     Notices.  Any notice required or permitted under any Loan Document will be given in writing and will be deemed to have been given when personally delivered or when sent by the U.S. mail, postage prepaid, certified, return receipt requested, properly addressed.  For the purposes hereof, the addresses of the parties will, until further notice given as herein provided, be as follows:

CNB:	City National Bank
Technology Banking-Los Angeles
15260 Ventura Boulevard, Suite 1600
Sherman Oaks, CA 91403

Attention: Robert Louk, Vice President

with copy to:	City National Bank, Legal Department
400 North Roxbury Drive
Beverly Hills, California 90210-5021

Attention: Managing Counsel, Credit Unit

Borrower:	Digital Insight Corporation
26025 Mureau Road
Calabasas, CA 91302

Attention: Elizabeth Murray, Executive Vice President, Chief Financial Officer

          9.10     Assignments.  The provisions of this Agreement are hereby made applicable to and will inure to the benefit of CNB’s successors and assigns and Borrower’s successors and assigns; provided, however, that Borrower may not assign or transfer its rights or obligations under this Agreement without the prior written consent of CNB.  CNB may assign this Agreement and its rights and duties hereunder.  CNB reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in CNB’s rights and benefits hereunder.  In connection therewith, CNB may disclose all documents and information which CNB now or hereafter may have relating to Borrower or Borrower’s business, after obtaining confidentiality agreements from the recipients thereof in a form reasonably satisfactory to Borrower.

9.11   Accounting Terms.  Except as otherwise stated in this Agreement, all accounting terms and financial covenants and information will be construed in conformity with, and all financial data required to be submitted will be prepared in conformity with, GAAP as in effect on the date hereof.

9.12   Severability.  Any provision of the Loan Documents which is prohibited or unenforceable in any jurisdiction, will be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of the Loan Documents will remain valid.

9.13   Complete Agreement.  This Agreement, together with the other Loan Documents, constitutes the entire agreement of the parties and supersedes any prior or contemporaneous oral or written agreements or understandings, if any, which are merged into this Agreement.  This Agreement may be amended only in a writing signed by Borrower and CNB.

9.14   Joint and Several.  Should more than one Person sign this Agreement, the obligations of each signer will be joint and several.

          This Agreement is executed as of the date stated at the top of the first page.

“Borrower”	DIGITAL INSIGHT CORPORATION, a DELAWARE CORPORATION

	By:	/s/ Elizabeth Murray

Elizabeth Murray, Executive Vice President, and Chief Financial Officer

“CNB”	CITY NATIONAL BANK, a NATIONAL BANKING ASSOCIATION

	By:	/s/ Robert Louk

Robert Louk, Vice President

REVOLVING CREDIT NOTE
(For Prime and/or LIBOR options)

$20,000,000.00	Sherman Oaks, California October 25, 2002

          For Value Received, the undersigned, Digital Insight Corporation, a Delaware corporation (“Borrower”), promises to pay on the Termination Date to the order of City National Bank, a national banking association (“CNB”), at its Office located at Sherman Oaks, CA, the principal amount of Twenty Million Dollars ($20,000,000.00) or so much thereof as may be advanced and be outstanding, with interest thereon to be computed on each Revolving Credit Loan from the date of its disbursement at a rate computed on the basis of a 360-day year, actual days elapsed, at the rates, times and in accordance with the terms of that certain Credit Agreement between Borrower and CNB, dated as of October 25, 2002, as it may be amended from time to time (the “Credit Agreement”).  Capitalized terms not defined herein shall have the meanings given them in that certain Credit Agreement.

          All or any portion of the principal of this Revolving Credit Note (“Note”) may be borrowed, repaid and reborrowed from time to time prior to the Termination Date, provided at the time of any borrowing no default exists under this Note and no Event of Default or Potential Event of Default exists under the terms and conditions of the Credit Agreement and provided, further that the total borrowings outstanding at any one time shall not exceed the Revolving Credit Commitment less the amount of Letters of Credit issued and outstanding under the Credit Agreement.  Each borrowing and repayment of a Revolving Credit Loan shall be noted in the books and records of CNB.  The excess of borrowings over repayments as noted on such books and records shall constitute presumptive evidence of the principal balance due hereon from time to time and at any time.

          If payment on this Note becomes due and payable on a non-business day, the maturity thereof shall be extended to the next business day and, with respect to payments of principal or interest thereon shall be payable during such extension at the then applicable rate.  Upon the occurrence of one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Note may become or be declared to be immediately payable as provided in the Credit Agreement, without presentment, demand or notice of dishonor, all of which are expressly waived.  Borrower agrees to pay all costs of collection of this Note and reasonable attorneys’ fees (including attorneys’ fees allocable to CNB’s in-house counsel) in connection therewith, irrespective of whether suit is brought thereon.

          This is the Revolving Credit Note referred to in the Credit Agreement and is entitled to the benefits thereof.

          Upon CNB’s written notice to Borrower of the occurrence of an Event of Default, the outstanding principal balance (and interest, to the extent permitted by law) shall bear additional interest from the date of such notice at the rate of three percent (3.0%) per annum higher than the interest rate as determined and computed above, and continuing thereafter until the Event of Default is cured.

          This Note shall be governed by the laws of the State of California.

“Borrower”	DIGITAL INSIGHT CORPORATION, a DELAWARE CORPORATION

	By:	/s/ Elizabeth Murray

Elizabeth Murray, Executive Vice President and Chief Financial Officer